The Taiwan Fund, Inc.
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
      This Agreement, dated as of February 23rd, 2012, between THE TAIWAN FUND, INC., a corporation organized under the Delaware Laws of the United States with a registered office at c/o State Street Bank and Trust Company, P.O. Box 5049, 2 Avenue de Lafayette, Boston, MA 02206-5409 (the Fund), and MARTIN CURRIE INC., a company incorporated in New York and registered as an investment adviser with the U.S. Securities and Exchange Commission and authorized and regulated by the Financial Services Authority of the United Kingdom, the regulator for financial services institutions in the United Kingdom (the FSA) (the Investment Manager).
      The Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940 (the 1940 Act), the shares of common stock of which are registered under the Securities Exchange Act of 1934 and listed on the New York Stock Exchange. The Funds investment objective is long-term capital appreciation through investment primarily in securities of Republic of China companies listed on the Taiwan Stock
Exchange.
      The Fund desires to retain the Investment Manager to provide investment management services with respect to the Funds assets, and the Investment Manager agrees to provide such services, based upon its professional investment judgment and within the scope of this Agreement.
      NOW, THEREFORE, in consideration of the mutual covenants hereafter contained, the parties hereto hereby agree as follows:
1. Appointment of Investment Manager
      (a) The Fund hereby employs the Investment Manager for the period and on the terms and conditions set forth herein, subject at all times to the supervision of the Board of Directors of the Fund (the Board), to:
      (i) Make all investment decisions for the assets of the Fund (the Fund Assets) and to manage the investment and reinvestment of the Fund Assets in accordance with the investment objective and policies of the Fund, as such investment objective and policies are amended from time to time by the Board (or with the concurrence of the Funds shareholders, in each case in accordance with the requirements of the 1940 Act), and subject always to the restrictions of the Funds Certificate of Incorporation and By-Laws, as amended or restated from time to time. Should the Board at any time make any definite determination as to investment policy and notify the Investment Manager thereof, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Manager shall vote the Funds proxies in accordance with the Funds proxy voting policies, which may be amended from time to time by the Board and communicated to the Investment Manager. The Investment Manager shall make such reports to the Board concerning such proxy voting as the Board may deem necessary or advisable and as may be required by rules and regulations under the 1940 Act.
  The Fund acknowledges that no assurance has been or can be provided that the investment objective of the Fund can or will be achieved. The Investment Manager shall take, on behalf of the Fund, all actions that the Investment Manager deems necessary to implement the investment policies of the Fund and to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by the Investment Manager, and in connection therewith, the Investment Manager is authorized as agent of the Fund to give instructions to the custodians from time to time of the Fund Assets as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Investment Manager is directed at all times to seek to use its best efforts to obtain for the Fund the most favorable net results available (best execution). In using its best efforts to obtain for the Fund best execution, the Investment Manager shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Fund may communicate to the Investment Manager in writing, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable;
      (ii) Assist the administrator of the Fund, as requested, in the preparation of the Funds periodic financial statements and in the valuation of the Fund Assets and the determination of its liabilities;
      (iii) Prepare and make available to the Fund pertinent research and statistical data;
      (iv) Maintain or cause to be maintained for the Fund all books and records required under the 1940 Act, to the extent that such books and records are not maintained or furnished by administrators, custodians or other agents of the Fund;
      (v) Assist in such marketing activities with respect to the Fund as the Fund may reasonably request; and
      (vi) Provide the Fund with such other services and advice, consistent with the foregoing, as the Board may reasonably request.
      (b) The Investment Manager accepts such appointment and agrees during the term of this Agreement to render such services, to permit any of its managers, members, officers or employees to serve without compensation as directors or officers of the Fund if elected to such positions and to assume the obligations herein for the compensation herein provided. The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
      (c) The Investment Manager may from time to time, in its discretion and with the approval of the Board, delegate certain of its responsibilities under this Agreement in respect of any Fund to APS Asset Management Pte Ltd (the Sub-Adviser), which is registered under the Investment Advisers Act of 1940, as amended, provided that the separate costs of employing the Sub-Adviser and of the Sub-Adviser itself are borne by the Investment Manager or the Sub-Adviser and not by the Fund. Notwithstanding any such delegation, the Investment Manager shall remain responsible and liable to the Fund for the acts and omissions of the Sub-Adviser as if any such act or omission were the act or omission of the Investment Manager. For the avoidance of doubt, the preceding sentence is not intended to alter any rights, claims, or actions the Investment Manager may pursue against the Sub-Adviser.
2. Compensation
      For the services and facilities described in Section 1, the Fund agrees to pay to the Investment Manager, a fee in U.S. dollars in accordance with the schedule set forth as Exhibit A hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that this Agreement is in effect during such month and year, respectively.
3. Investment in Fund Stock
      The Investment Manager agrees that it will not make a short sale of any shares of the Fund.
4. Non-Exclusivity of Services
      Nothing herein shall be construed as prohibiting the Investment Manager or any of its affiliates from providing investment advisory services to, or entering into investment advisory agreements with, any other clients (including other registered investment companies), including clients which may invest in Taiwanese or Chinese equity securities, so long as the Investment Managers services to the Fund pursuant to this Agreement are not materially impaired thereby, except that, without the prior written consent of the Fund the Investment Manager may not act as the investment adviser or investment manager to any other investment company that is listed on the New York Stock Exchange and that has the same investment strategy as the Fund.
  The Investment Manager is not obligated to purchase or sell for the Fund any security which the Investment Manager or its affiliates may purchase or sell for their own accounts or the accounts of other clients.
5. Standard of Care; Indemnification
      The Investment Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Investment Manager nor its officers, managers, members, employees, agents, delegees or controlling persons (as defined in the 1940 Act), or other affiliates (each, a Performing Party) shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence on the part of the Performing Party in the performance of its duties or by reason of reckless disregard on the part of the Performing Party of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Manager, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Investment Manager.
      The Fund shall indemnify and hold harmless the Investment Manager, its officers, managers, members, employees, agents, delegees, controlling persons (as defined in the 1940 Act), and other affiliates (each, an Indemnified Party) for any losses, costs and expenses incurred or suffered by any Indemnified Party arising from any action, proceeding or claims that may be brought against such Indemnified Party in connection with the performance or non-performance of its functions under this Agreement, except for such losses, costs and expenses resulting from willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Partys duties or from reckless disregard on the part of such Indemnified Party of such Indemnified Partys obligations and duties under this Agreement.
6. Allocation of Charges and Expenses
      (a) The Investment Manager shall assume and pay for maintaining its staff and personnel and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations hereunder.
  The Investment Manager (or the Sub-Adviser, as applicable) shall pay the salaries and expenses of such of the Funds officers and employees and any fees and expenses of such of the Funds directors who are managers, members, officers or employees of the Investment Manager, the Sub-Adviser or any of their respective affiliates, provided, however, that the Fund, and not the Investment Manager, shall bear travel expenses for an appropriate fraction thereof of directors and officers of the Fund who are managers, members, officers or employees of the Investment Manager or the Sub-Adviser to the extent that such expenses relate to attendance at meetings of the Board or any committee thereof, and provided, further, that such expenses are incurred in accordance with the Funds travel policy.
      (b) In addition to the fee of the Investment Manager, the Fund shall assume and pay the following expenses: legal fees and expenses of counsel to the Fund; auditing and accounting expenses; taxes and governmental fees; New York Stock Exchange listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Funds custodian, sub-custodian, transfer agents and registrars; fees and expenses with respect to administration, except as may be herein expressly provided otherwise; expenses for portfolio pricing services by a pricing agent, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Funds portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the Funds dividend reinvestment and cash purchase plan; costs of stationery; any litigation expenses; and costs of stockholders and other meetings.
7. Potential Conflicts of Interest
      (a) Subject to applicable statutes and regulations, managers, members, officers, employees, agents or owners of the Investment Manager may be interested in the Fund as a director, officer, agent or otherwise.
      (b) If the Investment Manager considers the purchase or sale of securities for the Fund and other advisory clients of the Investment Manager at or about the same time, transactions in such securities shall be made for the Fund and such other clients in accordance with the Investment Managers trade allocation procedures, as they may be amended from time to time and approved by the Board.
8. Compliance with FSA requirements
      In order for the Investment Manager to comply with the requirements of the FSA, the Fund and the Investment Manager have executed a Terms of Business Letter, as such term is defined under the FSA rules. The Terms of Business Letter will serve as the Funds acknowledgement that the Investment Manager has made to the Fund certain prescribed disclosures as required by the FSA.
9. Duration and Termination
      (a) This Agreement shall be effective for a period of two (2) years from the date hereof and shall continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by
 (i) a majority of the members of the Board who are neither parties to this Agreement nor interested persons of the Fund, the Investment Manager, the Sub-Adviser or of any entity .regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Investment Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) separately by the Board (all directors voting) or by vote of a majority of the Funds outstanding voting securities.
      (b) This Agreement may nevertheless be terminated at any time, without payment of penalty, by the Investment Manager or by the Fund acting pursuant to a vote of the Board or by vote of a majority of the Funds outstanding securities upon sixty (60) days written notice. This Agreement shall automatically be terminated in the event of its assignment, provided, however, that a transaction that does not, in accordance with the 1940 Act and applicable rules thereunder, result in a change of actual control or management of the Investment Managers business shall not be deemed to be an assignment for the purposes of this Agreement. This Agreement shall automatically be terminated if the Investment Manager ceases to be authorized and regulated by the FSA or any successor organization. In addition, this Agreement shall be terminated upon proper notice if the Investment Manager is required to terminate the Agreement on the FSAs instructions.
      (c) Termination of this Agreement shall not (i) affect the right of the Investment Manager to receive payments of any unpaid balance of the compensation described in Section 2 earned prior to such termination or (ii) extinguish the Investment Managers right of indemnification under Section 5.
      As used herein, the terms interested person, assignment and vote of a majority of the outstanding voting securities shall have the meanings set forth in the 1940 Act.
10. Amendment
      This Agreement may be amended by mutual agreement, provided that if required by the 1940 Act or other applicable law any such amendment shall only become effective after the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund and (ii) a majority of the members of the Board who are not interested persons of the Fund or of the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval.
11. Governing Law
      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.
12. Notices
      Any communication hereunder must be in writing and must be made by letter, telex or facsimile. Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen (15) days notice to the other specified another address) be made or delivered to that other person at the following relevant address:
      If to the Investment Manager:
Martin Currie Inc.
Saltire Court
20 Castle Terrace
Edinburgh
EH1 2ES

Attention: Jamie Skinner
Telephone No.: +44 131 479 5854 / +44 782 597 1438
Facsimile No.: +44 131 222 2553
      With copies to:
Ropes & Gray
Prudential Tower
Boston, MA 02199-3600
Attention: George Braxton Raine
Telephone No.: 617 951 7000
Facsimile No.: 617 951 7050
      If to the Fund:
The Taiwan Fund, Inc.
c/o State Street Bank and Trust Company
P.O. Box 5409
2 Avenue de Lafayette, Boston, MA 02206-5409
Attention: Tracie A. Coop, Secretary
Telephone No.: 617-662-1118
Facsimile No.: 617-662-3805
      With copies to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention: Leonard Mackey, Esq.
Telephone No.: (212) 878-8000
Facsimile No.: (212) 878-8375
and shall, if made by letter, be deemed to have been received when delivered by hand or if sent by mail within ten (10) days if the letter is sent by first class mail, and shall, if sent by facsimile, be deemed to have been received upon production of a transmission report by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a hard copy of the notice so served by facsimile is posted that same day as the notice was served by electronic means.
13. Jurisdiction
      Each party hereto irrevocably agrees that any suit, action or proceeding against either of the Investment Manager or the Fund arising out of or relating to this Agreement shall be subject to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, postage prepaid, to its address as set forth in this Agreement.
14. Representation and Warranty of the Investment Manner
      The Investment Manager represents and warrants that it is duly registered as an investment adviser under the U.S. Investment Advisers Act of 1940 and duly licensed by the FSA and that it will use its reasonable efforts to maintain effective such registration and license during the term of this Agreement.
15. Representation and Warranty of the Fund
      The Fund represents and warrants that it has full legal right to enter into this Agreement and to perform the obligations hereunder and that it has obtained all necessary consents and approvals to enter into this Agreement.
16. Provision of Certain Information by the Fund
      The Fund shall furnish the Investment Manager with copies of the Funds Certificate of Incorporation, By-Laws and Registration Statement on Form N-2, as amended or restated from time to time, any press releases made by the Fund and any reports made by the Fund to its shareholders, as soon as practicable after such documents become available. The Fund shall furnish the Investment Manager with any further documents, materials or information that the Investment Manager may reasonably request to enable it to perform its duties pursuant to this Agreement.
17. Press Releases, Reports, Other Disclosures
      Any reports, press releases or other disclosures made by the Fund that contain statements about the management of assets by the Investment Manager shall be subject to the prior approval of the Investment Manager.
18. Severability
      If any provision of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of the remaining portions of this Agreement.
19. Counterparts
      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
20. Captions
      The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.
The Taiwan Fund, Inc.
By: Jamie Skinner
      Name: Jamie Skinner
      Title: President
Martin Currie Inc.
By: James Fairweather
      Name: James Fairweather
      Title: Director, Head of global equities



EXHIBIT A
      The Investment Manager shall receive a fee for its services under the Agreement, computed daily and payable monthly, at the annual rate of 0.90% on the first $150 million in total net assets under management, 0.80% on the next $150 million in total net assets under management and 0.70% on total net assets under management over $300 million.
      The net asset value of the Fund Assets shall be determined in the manner provided in the Funds Registration Statement on Form N-2.




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